CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

August 3, 2023

Liyuan Woo
Via email

    Re:    Separation of Employment

Dear Liyuan:

As a follow up to our conversations, this letter confirms the terms related to the Company’s exercise of its option to terminate your employment without cause. Your employment with The Beauty Health Company (the “Company”) will terminate effective as of August 10, 2023 (the “Separation Date”). Effective as of the Separation Date, your employment with and status as an officer of the Company and any of its subsidiaries and affiliates will terminate, and you will be deemed to have resigned from any and all directorships, committee memberships and other positions you hold with the Company or any of its subsidiaries and affiliates.

Upon the Separation Date, in accordance with the terms of the Employment Agreement between you, the Company, and Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), dated as of May 4, 2021 (the “Employment Agreement”), the Company will pay or provide to you (i) your earned but unpaid Base Salary (as defined in the Employment Agreement) through the Separation Date, (ii) any vacation earned but not yet taken through the Separation Date, and (iii) any vested amounts due to you under any plan, program or policy of the Company in which you participate (excluding any severance, bonus or incentive plan or arrangement) (collectively, the “Accrued Obligations”).

Your termination on the Separation Date will be a termination of employment without Cause (as defined in the Employment Agreement). Accordingly, in addition to the Accrued Obligations, you will be eligible to receive the severance payments and benefits set forth in Section III.D.2 of the Employment Agreement (collectively, the “Severance”).

As you know, on May 6, 2021, you were granted an option to purchase 744,000 shares of the Company’s Class A common stock (the “Options”) under the Company’s 2021 Incentive Award Plan (the “Plan”). As of today’s date, fifty percent of the Options have vested (the “Vested Options”). The remaining fifty percent of the Options have not vested and will not vest as of your Separation Date (the “Unvested Options”). Under the terms of the Plan, these Unvested Options would be forfeit, and the Vested Options would have to be exercised within 90 days. The Company is willing to extend the period within which you can exercise the Vested Options from 90 days post termination, to two (2) years from the Separation Date (the “Options Extension”). As consideration for the Options Extension, you specifically agree that for a period of two (2) years from the Separation Date, you will not be employed by, consult for, provide services for or in any way be affiliated with any “Competitors,” defined as: entities that manufacture, sell or distribute microdermabrasion and/or hydrodermabrasion / hydradermabrasion machines including, but not limited to the following entities:

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If, during the two-year period following your termination, you work for, consult to, provide services for or are affiliated with a Competitor, the Options Extension shall be revoked, and the time to exercise your Options will be deemed to have expired within 90 days of your Separation Date.

On March 1, 2023, as part of a retention award, you were awarded 18,746 shares of the Company’s Class A common stock with a one-year cliff vesting schedule. The Company is wiling to accelerate the vesting of these retention awards so that they vest within fifteen (15) days of your Separation Date (“the “Retention Award Acceleration”).

In addition to the Options, on several other occasions, you were granted performance-based restricted stock unit awards and restricted stock unit awards covering of the Company’s Class A common stock (the “RSU Award,” “PSU Award,” and, together with the Non-Vested Option, the “Equity Awards”) under the Plan. On the Separation Date, the Equity Awards will be treated as set forth in the Plan and the applicable award agreements between you and the Company governing the Equity Awards.

The Severance, the Options Extension and the Retention Award Acceleration referenced above are all contingent upon your timely execution and non-revocation of the general release of claims attached as Exhibit D to your Employment Agreement (the “Release”), a copy of which is enclosed herewith, and will be otherwise subject to the terms and conditions described in the Employment Agreement. You must execute and deliver the Release to the Company within twenty-two (22) days after the Separation Date, and you will have seven (7) days from the date on which you sign the Release to revoke it (if you choose to do so).

As a reminder, you are and will remain bound by the restrictive covenants set forth in the Employee Proprietary Information and Inventions Assignment Agreement between you, the Company, and HydraFacial, dated on or around May 4, 2021 (the “Confidentiality Agreement”). These restrictive covenants will not be impacted by your termination of employment and will remain in full force and effect in accordance with their terms.

This letter, together with the Release and the Confidentiality Agreement, will comprise the entire agreement between you and the Company with respect to the subject matter hereof and thereof and, as of the Separation Date, will supersede all other agreements or arrangements, including the Employment Agreement.

Please indicate your agreement to the terms outlined in this letter by signing in the space provided below. If you have any questions about this letter, please contact me. We thank you for your service to the Company and wish you the best in your future endeavors.

Sincerely,

The Beauty Health Company

/s/ Andrew Stanleick
Andrew Stanleick
President & Chief Executive Officer

Acknowledged, Agreed and Accepted:

/s/ Liyuan Woo
Liyuan Woo

August 8, 2023
Date